________________________________________________________________________________

                                                                  Execution Copy



                         AGREEMENT AND PLAN OF MERGER

                                     among

                               VERTICALNET, INC.
                         (a Pennsylvania corporation),

                       CERTISOURCE ACQUISITION CO., INC.
                           (a Delaware corporation),

                               CERTISOURCE, INC.
                             (a Texas corporation)

                                      and
________________________________________________________________________________

                THE PRINCIPAL STOCKHOLDERS OF CERTISOURCE, INC.

                               TABLE OF CONTENTS
                               -----------------

Section                                                                Page
-------                                                                ----
1.   Definitions....................................................     1

2.   The Merger.....................................................     8

3.   Closing........................................................     9

4.   Representations and Warranties of Company Parties..............    10

5.   Representations and Warranties of Buyer........................    24

6.   Covenants of Company Parties...................................    26

7.   Covenants of Buyer.............................................    29

8.   Mutual Covenants...............................................    30

9.   Conditions Precedent to Obligations of the Company Parties.....    31

10.  Conditions Precedent to Obligations of Buyer...................    32

11.  Indemnification................................................    34

12.  Termination....................................................    38

13.  Right of First Refusal on Resale of the Business...............    39

14.  General Matters................................................    39

15.  Remedies.......................................................    41

16.  Notices........................................................    42

17.  Governing Law..................................................    43

Exhibits
--------

A       Form of Texas Articles of Merger
B       Form of Delaware Certificate of Merger
C       Form of Employment Agreement for Walter Rogers
D       Form of Employment Agreement for Richard Talaber
E       Form of Employment Agreement for Stuart Thomajan
F       Form of Opinion of Counsel to the Company and the Principal Stockholders
G       Form of Opinion of Counsel to Buyer

Schedules
---------

2.5     Directors and Officers of Surviving Corporation
3.2     Allocation of Merger Consideration
4.3     Company Required Consents
4.4     Stock Ownership
4.5     Financial Statements
4.6     Encumbrances
4.7     Real Property
4.8     Tangible Personal Property
4.9     Non-Real Estate Leases
4.12    Liabilities
4.13    Taxes
4.15    Litigation
4.16    Contracts
4.17    Insurance
4.18(a) Intellectual Property
4.18(b) Intellectual Property Contracts
4.18(c) Know-How
4.19(a) Employees
4.19(b) Current Directors and Officers of Company
4.20    ERISA
4.22    Absence of Certain Changes
4.23    Customers
4.35    Additional Information
6.4(a)  Competitors of Buyer
7.2     Years of Service
7.2(d)  Options Breakdown

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made as of August 10, 1999 by and among VERTICALNET, INC., a Pennsylvania corporation ("Buyer"), CERTISOURCE ACQUISITION CO., INC. a Delaware corporation and a wholly-owned subsidiary of Buyer ("CACI"), CERTISOURCE, INC., a Texas corporation ("Company") and Walter Rogers, Richard Talaber and Stuart Thomajan (collectively, the "Principal Stockholders"). Certain other terms used herein are defined below, in Section 1, or elsewhere in this Agreement.

                                  BACKGROUND

     The Principal Stockholders and the Ancillary Stockholders own all of the issued and outstanding capital stock of the Company.

     The respective Boards of Directors of Buyer, CACI and the Company deem it advisable and in the best interests of Buyer, CACI and the Company and their respective shareholders that the Company merge with and into CACI (the "Merger") pursuant to the terms and conditions of this Agreement.

     The Boards of Directors of Buyer, CACI and the Company have approved and adopted this Agreement as a plan of reorganization within the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     In consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Definitions.

     For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

     "Accredited Investor" is defined in Section 4.30.

     "Acquisition Proposal" is defined in Section 6.1.

     "Action" is defined in Section 11.5.

     "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

     "Agreement" means this Agreement and the Exhibits and Disclosure Schedules hereto, as each may be amended, restated, supplemented or modified from time to time.

     "Ancillary Stockholders" means those stockholders of the Company, other than the Principal Stockholders, set forth on Schedule 3.2.

     "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by the Company.

     "Balance Sheet" is defined in Section 4.5.

     "Balance Sheet Date" is defined in Section 4.5.

     "Benefit Plan" means: any benefit arrangement, obligation or practice to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents or independent contractors, that is maintained or sponsored by the Company or to which the Company contributes or for which the Company has or may have liability including: (i) as to employees employed in the United States, any (y) "employee benefit plan" as defined in Section 3(3) of ERISA, and (z) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement; and
(ii) as to employees employed outside the United States of America, all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices.

     "Business" means the Company's entire business, operations and facilities.

     "Buyer Indemnified Party" is defined in Section 11.1.

     "Buyer's Common Stock" means the common stock, par value $.01 per share, of Buyer.

     "Cash Merger Consideration" is defined in Section 2.6(c).

     "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "Claim Notice" is defined in Section 11.4.

     "Claim Response" is defined in Section 11.4.

     "Closing" is defined in Section 3.1.

     "Closing Certificates" means the certificates to be delivered by the Company and/or the Stockholders, as the case may be, under Section 10 and any other provisions hereof.

     "Closing Date" is defined in Section 3.1.

     "Code" is defined in the Background Section.

     "Company's Common Stock" means the common stock, no par value of the Company.

     "Company Contracts" is defined in Section 4.16(b).

     "Company Parties" means the Company and the Principal Stockholders, collectively.

     "Company Representatives" means any investment advisors, accountants, counsel, agents or other Persons who may act on behalf of the Company or any Principal Stockholder.

     "Company Required Consents" is defined in Section 4.3.

     "Company's knowledge" or "knowledge of the Company" means the actual knowledge of any of the Principal Stockholders, directors or officers of the Company.

     "Confidential Information" means any confidential information or trade secrets of the Company, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

     "Constituent Corporations" means CACI and the Company, collectively.

     "Contract" means any written or oral contract, agreement, lease, instrument, or other commitment that is binding on any person or its property under applicable law.

     "Copyrights" means all copyrights in both published works and unpublished works.

     "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

     "Damages" is defined in Section 11.1.

     "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

     "DGCL" is defined in Section 2.1.

     "Disclosure Schedule" means any of the Schedules containing information relating to the Company pursuant to Section 4 and other provisions hereof that has been provided to Buyer on the date hereof.

     "Effective Time" is defined in Section 2.2.

     "Employment Agreement" means the employment agreement, to be entered into at Closing, between each Principal Stockholder and the Company, as the case may be, in the forms attached hereto, respectively, as Exhibits C, D and E.

     "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "Environmental Condition" is defined in Section 4.15(b).

     "Environmental Law" means all Laws and Court Orders relating to pollution or protection of public safety, safety or the environment as well as any principles of common law under which a Party may be held liable for the release or discharge of any materials into the environment.

     "Environmental Liabilities" means Liabilities, know or unknown, relating to or arising under any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Financial Statements" is defined in Section 4.5.

     "GAAP" means generally accepted accounting principles.

     "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

     "Gross Revenues" means total value of invoices issued for the applicable period.

     "Hazardous Substances" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., (ii) any "extremely hazardous substance,"
                           -- ----
"hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S)(S) 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid
      -- ----
Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., (iv) any "pollutant," as defined under the federal
                   -- ----
Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., as any of such laws
                                                   -- ----
in clauses (i) through (iv) as amended, and (v) any regulated substance or waste under any Laws or Court Orders that have been enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

     "Immaterial Lease" is defined in Section 4.9.

     "Indemnified Party" is defined in Section 11.4.

     "Indemnitor" is defined in Section 11.4.

     "Intellectual Property" means any Copyrights, Patents, Trademarks, service marks, trade names, information, proprietary rights, processes, technology rights and licenses, trade secrets, franchises, know-how, inventions and other intellectual property.

     "Inventory" means all inventory, including raw materials, supplies, work in process and finished goods.

     "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "Liquidated Claim Notice" is defined in Section 11.4.

     "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

     "Material Adverse Effect" means a material adverse effect on the Company or the Business, including the Assets, financial condition, results of operations, liquidity, products, competitive position, customers and customer relations thereof.

     "Merger" is defined above in the Background section.

     "Merger Consideration" is defined in Section 2.6(c).

     "Non-Real Estate Leases" is defined in Section 4.9.

     "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

     "Outstanding Indebtedness" means money owed to the Company by any Principal Stockholder or Ancillary Stockholder and/or employees of the Company, including those loans listed on Schedule 4.16.

     "Patents" means all patents, patent applications, and inventions and discoveries that may be patentable.

     "Person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

     "Prime Rate" means the prime lending rate as announced from time to time in The Wall Street Journal.

     "Pro Rata Portion" means, with respect to any Stockholder, the percentage of the total number of Company shares that is represented by the Company shares owned, one day prior to Closing, by such Principal Stockholder.

     "Real Estate Leases" is defined in Section 4.7.

     "Real Property" is defined in Section 4.7.

     "Response Period" is defined in Section 11.4.

     "Rule 144" is defined in Section 4.34.

     "Securities" is defined in Section 4.29.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Stock Merger Consideration" is defined in Section 2.6(c).

     "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

     "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

     "TBCA" is defined in Section 2.1.

     "Termination Date" is defined in Section 3.1.

     "Texas Articles of Merger" is defined in Section 2.2.

     "Trademarks" means all trademarks, whether registered or not, any trademark applications, and any logos or designs that are trademarkable.

     "Trade Secrets" means all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by the Company, except for any such item that is generally available to the public.

     "Transaction Consideration" means the Merger Consideration.

     "Transaction Documents" means this Agreement and the documents contemplated hereby.

     "Transactions" means the Merger and the other transactions contemplated by the Transaction Documents.

     "Unliquidated Claim" is defined in Section 11.4.

     "Welfare Plan" is defined in Section 4.20(g).

2.   The Merger.

     2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law ("DGCL"), the Company shall be merged with and into CACI at the Effective Time. Following the Merger, CACI shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of the Company shall cease.

      2.2 Effective Time. Upon the conclusion of the Closing, the Company and CCI shall (a) file with the Secretary of State of the State of Texas articles of merger substantially in the form attached hereto as Exhibit A (the "Texas Articles of Merger") and in such form as required by the TBCA and (b) file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form attached hereto as Exhibit B (the "Delaware Certificate of Merger") and in such form as required by the DGCL. The Merger shall become effective at such time as the later of the Texas Articles of Merger and the Delaware Certificate of Merger are so filed (the "Effective Time").

     2.3 Effects of the Merger. The Merger shall have the effects set forth in the TBCA and the DGCL.

     2.4 Articles of Incorporation and Bylaws. The Articles of Incorporation of CACI immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with the provisions therein and as provided in the DGCL. The Bylaws of CACI as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the DGCL.

     2.5 Directors and Officers. Schedule 2.5 sets forth the persons who shall be the directors and officers of the Surviving Corporation at the Effective Time. Such persons shall hold such positions as directors and officers until their successors are elected or appointed in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

     2.6  Manner of Conversion and Merger Consideration.  At the Effective
Time, by virtue of the Merger and without any action on the part of Buyer, CACI, the Company or the Stockholders, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

          (a) Capital Stock of CACI. Each issued and outstanding share of capital stock of CACI shall continue to be issued and outstanding and shall represent shares of stock of the Surviving Corporation. Each stock certificate of CACI evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b) Conversion of the Company's Common Stock. Subject to Section 2.6(c), all of the issued and outstanding shares of the Company's Common Stock that are issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holders thereof, into the right to receive the Merger Consideration set forth on Schedule 3.2. All such shares of the Company's Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration therefor upon the surrender of such certificate in accordance with Section 2.6(c) of this Agreement.

          (c) Merger Consideration.   The "Merger Consideration" shall consist
of 83,712 Shares of Buyer's Common Stock (the "Stock Merger Consideration") and $475,724 in cash (the "Cash Merger Consideration"), to be delivered in immediately available funds at Closing.

     2.7 Stockholder Consent. Each Principal Stockholder hereby votes all of his shares of the Company's Common Stock in favor of the Merger, this Agreement and the Transactions. None of the Principal Stockholders shall rescind, revoke or modify such vote prior to the Effective Time.

3.   Closing.

     3.1 Location, Date. The closing for the Transactions (the "Closing") shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, PA, at 10:00 a.m. (local time) as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Sections 9 and 10 hereof, but in any event not later than August 13, 1999 (the "Termination Date"), unless the parties hereto agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "Closing Date."

     3.2 Deliveries. At the Closing, subject to the terms and conditions contained herein:

          (a) CACI and the Company shall deliver to counsel for Buyer for filing with the Secretary of State of the State of Texas the duly executed Texas Articles of Merger and, to counsel for Buyer for filing with the Secretary of the State of the State of Delaware, the Delaware Certificate of Merger, and the parties shall take all such other and further actions as may be required by the TBCA and the DGCL and any other applicable Law to make the Merger effective upon the terms and subject to the conditions hereof;

          (b) Buyer shall deliver the Merger Consideration, consisting of the Stock Merger Consideration and the Cash Merger Consideration. The Stock Merger Consideration shall be registered in the names of the respective Principal Stockholders, and in due and proper form, as set forth on Schedule 3.2. The Cash Merger Consideration shall be delivered to the Ancillary Stockholders in immediately available funds in accordance with Schedule 3.2;

          (c) the parties shall also deliver to each other the respective agreements, legal opinions and other documents and instruments specified with respect to them in Sections 9 and 10.

4.   Representations and Warranties of Company Parties.

     The Company Parties, jointly and severally, hereby represent and warrant to Buyer as follows:

     4.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and is qualified to do business as a foreign corporation in every jurisdiction where it is required to be so qualified. The Charter Documents and Bylaws of the Company that have been delivered to Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

     4.2 Authorization. The Company has the requisite power and authority to own the Assets and to carry on the Business. The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by the Company have been duly authorized by all necessary corporate action, including approval by the Principal Stockholders and the Ancillary Stockholders. Each Transaction Document executed and delivered by the Company has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.3 Consents and Approvals. Except for filings that may be required to effect the Merger under the TBCA and DGCL, and any consents specified in
Schedule 4.3 (collectively the "Company Required Consents"), neither the execution and delivery by any Company Party of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by any Company Party, require any filing, consent or approval, constitute a

Default or cause any payment obligation to arise under (a) the Charter Documents or Bylaws of the Company, (b) any Law or Court Order to which any Company Party is subject, or (c) any Contract, Governmental Permit or other document to which any Company Party is a party or to which the properties or other assets of any Company Party may be subject.

     4.4 Stock Ownership. The Principal Stockholders and the Ancillary Stockholders are the sole record and beneficial owners of all of the issued and outstanding shares of capital stock of the Company, and the respective shares owned by the Principal Stockholders and the Ancillary Stockholders are specified on Schedule 4.4. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued shares of capital stock of the Company. The Company has no shares of treasury stock of any nature whatsoever. Each Principal Stockholder represents and warrants that (i) he owns all of the issued and outstanding stock set forth opposite his name on Schedule
4.4 free and clear of any Encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such shares of capital stock and (ii) each Ancillary Stockholder owns all of the issued and outstanding stock set forth opposite their respective names on Schedule 4.4 free and clear of any Encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such shares of capital stock.

     4.5 Financial Statements. Attached hereto as Schedule 4.5 are the following financial statements of the Company (collectively the "Financial Statements"): (a) unaudited financial statements (including without limitation, the balance sheet, statement of operations, statement of cash flows and statement of stockholders' equity) of the Company for the year ended December 31, 1998, and (b) unaudited financial statements (including without limitation, the balance sheet, statement of operations, statement of cash flows and statement of stockholders' equity) of the Company for the five-month period ended May 31, 1999. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods. The balance sheet of the Company as of May 31, 1999 that is included in the Financial Statements is referred to herein as the "Balance Sheet", and the date thereof is referred to as the "Balance Sheet Date."

     4.6 Title to Assets and Related Matters. The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of its Assets, free from any Encumbrances except mechanic's and similar liens arising in the ordinary course of business, liens for current taxes not yet due and payable, and those specified in Schedule 4.6. The use of the Assets are not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not encroach on the property or rights of anyone else. All tangible personal property (other than Inventory) included in the Assets is suitable for the purposes for which it is used, in good working condition, reasonable wear and tear excepted, and is free from any known defects.

     4.7 Real Property. Schedule 4.7 describes all real estate used in the operation of the Business as well as any other real estate that is owned, in the possession of or leased by the Company and the improvements (including and other structures) located on such real estate (collectively, the "Real Property"), and lists any leases under which any such Real Property is possessed (the "Real Estate Leases"). Schedule 4.7 also describes any other real estate previously owned, leased, occupied or otherwise operated by the Company and the time periods of any such ownership, lease, occupation or operation. All of the Real Property (a) is usable in the ordinary course of business as currently conducted (but may not be adequate in the future in light of the projected growth and expansion of the Company's business) and (b) conforms with any applicable Laws relating to its construction, use and operation and with applicable zoning Laws. The Company or, to the knowledge of the Company, the landlord of any Real Property leased by the Company has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property.

     4.8 Certain Personal Property. Schedule 4.8 describes all items of tangible personal property that were included in the Balance Sheet and which, singly, have a depreciated value in excess of $10,000. Except as specified in
Schedule 4.8, since the Balance Sheet Date, the Company has not acquired any items of tangible personal property that have a depreciated value in excess of $10,000. All of such personal property included in Schedule 4.8 is usable in the ordinary course of business, and all such personal property included in Schedule
4.8 conforms with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases, no Person other than the Company owns any vehicles, equipment or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business.

     4.9 Non-Real Estate Leases. Schedule 4.9 lists all assets and property (other than Real Property) that are possessed by the Company under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $10,000 (each, an "Immaterial Lease"). Schedule 4.9 also lists the leases under which such assets and property listed in Schedule 4.8 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Non-Real Estate Leases."

     4.10 Accounts Receivable. All accounts receivable of the Company (a) are valid and genuine, (b) arise out of bona fide sales, or scheduled sales, and deliveries of goods, performance of services or other business transactions, (c) less $50,000, will be collected in full within 120 days after the Closing Date,
(d) are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances and (e) were generated only in the ordinary course of business.

     4.11 Inventory and Equipment. All inventory and equipment of the Company reflected on the Balance Sheet, and all inventory and equipment owned by the Company was acquired and has been maintained in accordance with the regular business practices of the Company, consists of items of a quality and quantity useable in the ordinary course of the Company's business consistent with past practice (but may not be adequate in the future in light of the projected growth and expansion of the Company's business) and is valued on the Balance Sheet in conformity with GAAP applied on a consistent basis. No significant amount of such inventory or equipment is obsolete.

     4.12  Liabilities.  The Company does not have any Liabilities, other than
(a) Liabilities specified in Schedule 4.12, (b) Liabilities specified in the Balance Sheet, (c) Liabilities incurred in the ordinary course since the Balance Sheet Date (none of which (i) results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort infringement or violation of Law or (ii) represents a loss or potential loss to the Company of an amount greater than $5,000), and (d) Liabilities under any Contracts that are specifically disclosed in Schedule 4.12 that were not required under GAAP to have been specifically disclosed or reserved for on the Balance Sheet.

     4.13  Taxes.  Except as set forth on Schedule 4.13,

           (a) The Company has timely filed all Tax Returns required to be filed on or before the Closing Date and, except as disclosed on Schedule 4.13(a), all such Tax Returns are true, correct and complete in all material respects. The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return. No claim has ever been made by any authority in any jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation in that jurisdiction.

           (b) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

           (c) There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. The Company has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

           (d) The Company currently has, and in each year since its incorporation has had a taxable year ended on December 31. The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed since the

Company's incorporation. The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

          (e) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

          (f) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) all of the Tax Returns of the Company since the Company's incorporation have been made available to Buyer.

          (g) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes, except for liens for Taxes not yet due. To the Company's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have a Material Adverse Effect.

          (h) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code. The Company has not filed a consent under Section 341(f) of the Code. The Company is not and has not been a United States real property holding company within the meaning of Code Section 897(c) during the period specified in Code Section 897(c)(1)(A)(ii).

          (i) The Company is not or has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

          (j) To the knowledge of the Company, the Company has not taken any action or refrained from taking any action that would cause the Merger not to qualify as a reorganization as defined under Code Section 368(a)(1)(A) and Code
Section 368(a)(2)(D).

     4.14 Subsidiaries. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

     4.15 Legal Proceedings and Compliance with Law.

          (a) Except as set forth in Schedule 4.15, there is no Litigation that is pending or, to the best of the Company's knowledge, threatened against the Company. There has been no Default under any Laws applicable to the Company, including Laws relating to pollution or protection of the environment, and the Company has not received any notices from any governmental entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable to the Company.

          (b) Without limiting the generality of Section 4.15(a), except as described in Schedule 4.15, there is not and never has been any Environmental Condition (i) at the premises at which the Business has been conducted by the Company or any predecessor of the Company, (ii) (A) at any property owned, leased, occupied or operated at any time by the Company or (B) at any property owned, leased, occupied or operated at any time by any Person controlled by the Company or any predecessor of any of them in connection with the Business, or
(iii) at any property at which wastes have been deposited or disposed by, from or at the behest or direction of any of the foregoing, nor has the Company received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) above that did, does or may reasonably be expected to (A) require abatement or correction under an Environmental Law, (B) give rise to any civil or criminal liability on the part of the Company under an Environmental Law, or
(C) create a public or private nuisance.

          (c) The Company has delivered to Buyer complete copies of any written reports, studies or assessments in the possession or control of any Seller Party that relate to any Environmental Condition and to the Business or any Assets and has identified on Schedule 4.15 all other reports, studies and assessments of which any Seller Party has knowledge.

          (d) The Company has obtained and is in full compliance with all Governmental Permits, all of which are listed in Schedule 4.15 along with their respective expiration dates (i) that are required for the complete operation of the Business as currently operated or that relate to the Real Property, (ii) all of such Governmental Permits are currently valid and in full force and (iii) the Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To the Company's knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

     4.16 Contracts.

          (a) Schedule 4.16 lists all Contracts of the following types to which the Company is a party or by which it is bound:

              (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of the Company or any Affiliate thereof;

               (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in excess of $1,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of $5,000 with respect to any one supplier or other party;

               (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $5,000 in any individual case;

               (iv) Contracts to lease to or to operate for any other party any real or personal property that involve an amount in excess of $5,000 in any individual case;

               (v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

               (vi)   Any Contracts under which any Encumbrances exist; and

               (vii) Any other Contracts (other than those Contracts described in any of (i) through (vi) above) not made in the ordinary course of business.

          (b) The Contracts listed in Schedule 4.16 are referred to herein as the "Company Contracts." To the knowledge of the Company, it is not in Default under any the Company Contracts (including any Real Estate Leases and Non-Real Estate Leases). The Company has not received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any the Company Contract. To the knowledge of the Company, (i) none of the other parties in any such the Company Contract is in Default thereunder, and (ii) each such the Company Contract is enforceable against any other parties thereto in accordance with terms thereof.

     4.17 Insurance. Schedule 4.17 lists all policies or binders of insurance held by or on behalf of the Company, specifying with respect to each policy the title of the policy, the insurer, the amount of the coverage, the expiration date, the policy number and any pending claims thereunder. To the Company's knowledge, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company.

     4.18 Intellectual Property

          (a) Intellectual Property. Except as disclosed on Schedule 4.18(a), there is no Intellectual Property necessary for the conduct of the Business and operations of the Company (as now conducted and as proposed to be conducted). A list of all Intellectual Property owned by the Company, or with respect to which the Company has filed an application is set forth on Schedule 4.18(a). There are no outstanding options, licenses or agreements of any kind to which the Company is a party or by which it is bound relating to any Intellectual Property, whether owned by the Company or another person, except as disclosed on
Schedule 4.18(a). The business of the Company as formerly and presently conducted did not and does not utilize any Intellectual Property right, and did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

          (b) Contracts. Schedule 4.18(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which the Company is the licensee. There are no outstanding and, to the Company's knowledge, no threatened disputes or disagreements with respect to any such agreement.

          (c) Encumbrances on Intellectual Property.   Except as described on
Schedule 4.18(c), the Company is the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of any Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property.

     4.19 Employees.

          (a) Except as disclosed on Schedule 4.19(a), the Company is not a party to any Contract or other employment agreement with any of its employees. All employees of the Company, other than those listed on Schedule 4.19(a), are at-will employees terminable, without any further obligations, immediately upon notice thereof, subject to any discrimination or civil rights violations.

          (b) The Company is not (i) a party to, involved in or, to the Company's knowledge, threatened by, any labor dispute or unfair labor practice charge, or
(ii) currently negotiating any collective bargaining agreement. The Company has not experienced during the last three years any work stoppage. The Company has delivered to Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company. Schedule 4.19(b) lists the current directors and officers of the Company.

     4.20 ERISA.

          (a) Schedule 4.20 contains a complete and accurate list of all Benefit Plans. The Company has delivered to Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports, insurance contracts, memoranda, minutes, and resolutions describing the administration of any Benefit Plan, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all such Benefit Plans (for which annual reports are required) prepared within the last three years, (v) all notices that were issued within the preceding three years by the IRS, Department of Labor or any other governmental entity with respect to a Benefit Plan. Each such Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in the Schedule 4.20.

          (b) All such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty described in section 404 of ERISA involving any of the Benefit Plans, that could subject the Company or any stockholder, officer, director or employee of the Company to any penalty or tax imposed under the Code or ERISA.

          (c) Except as is set forth in Schedule 4.20, any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company does not have any reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

          (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA. The Company has never been required to contribute to, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to such Benefit Plans.

          (e) There are no pending or, to the best of the knowledge of the Company, any threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans or other persons, alleging any breach of fiduciary duty with respect to any Benefit Plan on the part of the Company or any of its officers, directors or employees under any laws or any applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for any such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service or the Department of Labor or any other governmental entity and no matters are pending with respect to any of the Benefit Plans under any IRS or Department of Labor correction programs.

          (f) The Company has timely made all required contributions under such Benefit Plans. All benefits accrued under any funded or unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date.

          (g) With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") and except as specified in Schedule 4.20, (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code complies with all applicable requirements pertaining to such deduction,
(ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social

Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable laws, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. Except as specified in
Schedule 4.20, no Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (h) All persons classified by the Company as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company has no obligations to provide benefits with respect to such persons under Benefit Plans or otherwise. The Company does not employ and has not employed any "leased employees" as defined in Section 414(n) of the Code.

          (i) No Benefit Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Benefit Plan or other agreement of the Company will be considered "excess parachute payments" under Section 280G of the Code. The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

     4.21 Corporate Records. The minute book of the Company contains complete, correct and current copies of its Charter Documents and Bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record books of the Company are complete, correct and current.

     4.22 Absence of Certain Changes. Except as contemplated by this Agreement, or except as disclosed on Schedule 4.22, the Company has conducted the Business in the ordinary course since the Balance Sheet Date, and there has not been with respect to the Company, the Assets or the Business any of the items specified below since the Balance Sheet Date:

          (a) any change in the operations or condition (financial or otherwise) that has had or is reasonably likely to have a Material Adverse Effect;

          (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

          (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

          (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

          (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

          (f) other than in the ordinary course of business, any incurrence of a material liability including, without limitation, indebtedness for borrowed money;

          (g) any payments to any Affiliate of the Company;

          (h) any material change in the net worth or working capital of the Company, as reflected on the Balance Sheet; or

          (i) any actual or threatened trouble or disruption in the relations between the Company and its agents, customers or suppliers.

     4.23 Customers. The Company has used reasonable business efforts to maintain and, except as disclosed on Schedule 4.23, currently maintains, good working relationships with all of its customers. Schedule 4.23 contains a list of the names of each of the 10 customers that, in the aggregate, for the period from June 30, 1998 through June 30, 1999 were the largest dollar volume customers of the Company. Except as specified in Schedule 4.23, none of such customers has given the Company written notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company.

     4.24 Previous Sales; Warranties. To the Company's knowledge, it has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, would not have a Material Adverse Effect.

     4.25 Finder's Fees. No Person, other than a party hereto, retained by any Company Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions. Any such commission or finder's or similar fee will not increase in any way the aggregate consideration payable by Buyer under this Agreement.

     4.26 Accuracy of Information. To the Company's knowledge, no representation or warranty by any Company Party in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of any Company Party to Buyer in connection with the Transactions, including the Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     4.27 Investigation and Evaluation.   The Company and the Principal
Stockholders have not relied on Buyer or any of its directors, officers, attorneys, accountants and advisors with respect to any matter in connection with the Company's and the Principal Stockholders' evaluation of Buyer and its business, assets and liabilities and the Transactions, other than the representations and warranties of Buyer specifically set forth in Section 5 and other documents filed publicly by Buyer with the Securities and Exchange Commission. Each Principal Stockholder understands that his investment in the Securities involves a significant degree of risk.

     4.28 Undisclosed Liabilities. To the Company's knowledge, it has no liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

     4.29 Investment Purpose. As of the date hereof, each Principal Stockholder is acquiring the Buyer's Common Stock (such shares of Buyer's Common Stock being referred to herein as the "Securities") for his own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

     4.30 Accredited Investor. Each Principal Stockholder, individually, represents and warrants that he is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D (an "Accredited Investor").

     4.31 Reliance on Exemptions.   Each Principal Stockholder understands that
the Securities are being offered and sold to him in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and the Company's and Principal Stockholders' compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Company and Principal Stockholders set forth herein in order to determine the availability of such exemptions and the eligibility of the Principal Stockholders to acquire the Securities.

     4.32 Governmental Review. The Principal Stockholders each understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

     4.33 Information. The Principal Stockholders and their advisors have been furnished with all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Securities which have been requested by the Company, Principal Stockholders and their advisors. The Company, Principal Stockholders and their advisors have been afforded the opportunity to ask questions of Buyer. Neither such inquiries nor any other due diligence investigation conducted by the Company, Principal Stockholders or any of their advisors or representatives shall modify, amend or affect the Company or the Principal Stockholders' right to rely on Buyer's representations and warranties contained in Section 5 below. The Principal Stockholders each understand that their investment in the Securities involves a significant degree of risk.

     4.34 Transfer or Re-sale. Each Principal Stockholder understands that (a) the sale or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be transferred unless (i) such sale or re-sale is subsequently included in an effective registration statement thereunder, (ii) sold or transferred to an "affiliate" (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) ("Rule 144")) of the Principal Stockholders who agrees to sell or otherwise transfer the Securities only in accordance with this Section 4.34 and who is an Accredited Investor or (iii) the Securities are sold pursuant to Rule 144 or any other applicable exemption; (b) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Securities under circumstances in which the Company (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder; (c) none of the Principal Stockholders nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder; and (d) any sale of such Securities may only be made in accordance with Buyer's policies (as such policies may be amended, modified and supplemented from time to time) against insider trading and the misuse of material non-public information.

     4.35 Legends. Each Principal Stockholder understands that, until such time as the Securities have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or any other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

The legend set forth above shall be removed and Buyer shall issue a certificate without such legend to the holder of any Securities upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Securities are registered for sale under an effective registration statement filed under the Securities Act, or (b) such holder provides Buyer with reasonable assurances that such Securities can be sold pursuant to Rule 144 without any restriction as to the number of Securities acquired as of a particular date that can then be immediately sold. The Principal Stockholders each agree to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

     4.36 Additional Information.   Schedule 4.36 accurately lists the
following:

          (a) the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto; and

          (b) all names under which the Company has conducted the Business or which it has otherwise used at any time during the past five years.

50   Representations and Warranties of Buyer.

     Buyer hereby represents and warrants to the Company Parties as follows:

     5.1 Organizational Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and is qualified to do business in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Buyer. CACI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on CACI.

     5.2 Authorization. Buyer and CACI have the requisite power and authority to own their assets and to carry on their respective businesses. Buyer and CACI have the requisite power and authority to execute and deliver the Transaction Documents to which they are a party and to perform the Transactions performed, or to be performed, by them. Such execution, delivery and performance by Buyer and CACI have been duly authorized by all necessary corporate action. Each Transaction

Document executed and delivered by Buyer has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Each Transaction Document executed and delivered by CACI has been duly executed and delivered by CACI and constitutes a valid and binding obligation of CACI, enforceable against CACI in accordance with its terms.

     5.3 Consents and Approvals. Except for filings that may be required to effect the Merger under the TBCA and the DGCL, neither the execution and delivery by Buyer or CACI of the Transaction Documents to which they are a party, nor the performance of the Transactions performed, or to be performed by, them require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which Buyer or CACI is subject, (b) the Charter Documents or Bylaws of Buyer or CACI or (c) any Contract, Governmental Permit or other document to which Buyer or CACI is a party or by which the properties or other assets of Buyer or CACI may be subject, except, in the case of clauses (a) and (c), where the failure to obtain such consents or approvals, or to make such filings, would not have a material adverse effect on the business and operations of Buyer, CACI, the Principal Stockholders or the Transactions.

     5.4 Capitalization and Share Ownership. Upon consummation of the Transactions and as of the Closing Date, the authorized capital stock of Buyer consists of 90,000,000 shares of Buyer's Common Stock. As of June 30, 1999, 16,946,943 of such shares of Buyer's Common Stock were issued and outstanding and 198,363 shares were held by Buyer as treasury stock. Additionally, as of June 30, 1999 there were outstanding options to purchase 2,860,717 shares of Buyer's Common Stock pursuant to the terms of Buyer's Amended and Restated 1996 Equity Compensation Plan, as amended. Buyer owns all of the issued and outstanding shares of capital stock of CACI, and all of such capital stock has been validly issued and is fully paid and nonassessable.

     5.5 Finder's Fees. No Person retained by Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     5.6 Accuracy of Information. To Buyer's actual knowledge, no representation or warranty by Buyer in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of Buyer to any other Party in connection with the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

     5.7 Tax Effect of Merger. To the knowledge of Buyer, Buyer has not taken any action or refrained from taking any action that would cause the Merger not to qualify as a reorganization as defined under Code Section 368(a)(1)(A) and Code Section 368(a)(2)(D).

60   Covenants of Company Parties.

     6.1 No Solicitation. From and after the date hereof, without the prior written consent of Buyer, each Company Party will not, and will not authorize or permit any Company Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Any Company Party that receives any such inquiries, offers or proposals shall (a) notify Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof, (b) keep Buyer informed of the status and details of any such inquiry, offer or proposal, and (c) give Buyer five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Company, Business or Assets.

     6.2 Existing Employment Agreements and Other Liabilities. Each Principal Stockholder, effective as of the Closing Date, hereby consents to the cancellation of any Contract that the Principal Stockholder has with the Company, including any employment agreement, and also releases and discharges the Company and any of its Affiliates from any and all Liabilities other than those arising out of this Agreement or any other Transaction Documents and those related to wages or benefits due to the Principal Stockholder in the ordinary course.

     6.3 Expenses. The Company shall cause to be paid all of the legal, accounting and other expenses incurred by the Company Parties in connection with the Transactions (provided, however, that any such expenses exceeding $40,000 shall be borne by the Principal Stockholders).

     6.4  Non-Competition and Confidentiality.

          (a) During the period beginning on the Closing Date and ending on the third anniversary thereof, no Principal Stockholder shall directly or indirectly, own, manage, operate, finance, join, control or otherwise participate in the ownership management, operation, financing or control of, or in any way be connected as an officer, employee, partner, principal, agent, representative, or consultant, or otherwise with, any business or enterprise engaged anywhere in the world (i) in any business in which the Company was engaged on the date hereof, including but not limited to the business of owning or operating industrial trade communities or portal sites on the Internet specializing in training or education or education reselling (the "Business"),
(ii) in the ownership or operation of industrial trade communities or portal sites on the Internet which are competitive with any industrial trade communities operated or planned by Buyer (provided, however that the Principal Stockholder must have knowledge of such Buyer's planned communities), or (iii) in any business that competes with Buyer, including but not limited to those business entities listed on Schedule 6.4(a), nor shall any Principal Stockholder assist any Person that shall be engaged in any such business activities, including by making available to any such Person any information related to the Business. The foregoing restriction, however, shall not restrict a Principal Stockholder's ability to own, as a passive investment, up to 2% of any entity whose equity securities are traded on NASDAQ or on a national securities exchange nor shall such restriction be deemed to require the Employee, and Employee shall not be required by any term of this Agreement, to divest himself of any investment (provided that investment is passive) held by the Employee on the date hereof or acquired by the Employee after the date hereof, if, at the time of such acquisition, such business or enterprise in which the interest is acquired does not compete with the Company. In addition, no Principal Stockholder shall solicit any employee of the Company or the Buyer for the purposes of having any such employee terminate his or her employment with the Company or the Buyer. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. Each Stockholder acknowledges, however, that this Section 6.4(a) has been negotiated by the parties.

          (b) Each Principal Stockholder acknowledges and understands that (i) Buyer is and will be relying upon the covenants made by such Principal Stockholder in Section 6.4(a) in entering into this Agreement and consummating the transactions contemplated hereby; (ii) the restrictions contained in Section 6.4(a) are reasonable and necessary to protect the legitimate interests of Buyer, and that any violation will result in irreparable injury to Buyer; (iii) that the covenants contained in Section 6.4(a) are reasonable as to geographic and temporal scope and that such restrictions are intended solely to protect the legitimate interests of Buyer, rather than to prevent such Principal Stockholder from earning a livelihood; (iv) that Buyer competes for the industrial trade community market on the Internet and the Trade Secrets and Confidential Information known by the Principal Stockholders makes it necessary for Buyer to restrict the Principal Stockholders' activities in all markets where Buyer competes and where the Principal Stockholders' access to Trade Secrets and Confidential Information and other proprietary information could be used to the detriment of Buyer; and (v) that each Principal Stockholder has the skills and training to be able to continue to earn a livelihood without violating the terms of the covenants contained in Section 6.4(a).

          (c) Each Principal Stockholder recognizes and acknowledges that by reason of his involvement with or employment in the Business, he has had access to Confidential Information and Trade Secrets relating to the Company and the Business. Each Principal Stockholder acknowledges that such Confidential Information and Trade Secrets are a valuable and unique asset and covenants that he will not disclose any such Confidential Information and Trade Secrets to any

Person for any reason whatsoever, unless such information (i) is in the public domain through no wrongful act of such Principal Stockholder, (ii) has been rightfully received from a third party without restriction and without breach of this Agreement or (iii) except as may be required by law.

          (d) The terms of this Section 6.4 shall apply to each Principal Stockholder and to any other Person controlled by any such Principal Stockholder to the same extent as if they were parties hereto, and each such party shall take whatever actions may be necessary to cause any such party to adhere to the terms of this Section 6.4.

          (e) Each Principal Stockholder agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation, or threatened violation, of
Section 6.4, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Any relief granted pursuant to this Section 6.4(e) shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages, all of which may be sought only in accordance with the arbitration provisions of this Agreement.

     6.5 Transfer of Assets and Business. The Company shall take such reasonable steps as may be necessary or appropriate, in the judgment of Buyer, so that Buyer shall be placed in actual possession and control of all of the Assets and the Business.

     6.6 Business Relations. The Company shall use commercially reasonable efforts to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it. To the extent requested by Buyer, after the Closing the Company shall introduce Buyer to its customers and suppliers and recommend that they continue doing business with Buyer after the Closing.

     6.7 Related Parties. The Principal Stockholders shall cause the Company to perform its obligations hereunder and under any other Transaction Document.

     6.8 Conduct of the Business. Except as contemplated or otherwise consented to by Buyer in writing, the Company shall carry on the Business in the ordinary course in a manner consistent with its past practices. In furtherance of and in addition to such restriction, (a) the Company shall not: (i) amend its Charter Documents or bylaws; (ii) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof; (iii) split, combine or reclassify its outstanding capital stock; (iv) enter into any Contract or otherwise incur any Liability outside the ordinary course of business; (v) discharge or satisfy any Encumbrance or pay or satisfy any material Liability except pursuant to the terms thereof; (vi) compromise, settle or otherwise adjust any material claim or litigation; (vii) make any capital expenditure involving in any individual case more than $5,000; (viii) incur any indebtedness for borrowed money or issue any debt securities; (ix) declare or pay any dividend or other distribution on its capital stock; (x) increase the salaries or other compensation payable to any employee, or take any action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section
4.22 would be likely to occur, and (b) the Company shall maintain and service the Assets consistent with past practice and preserve intact the current business organization of the Company.

     6.9 Access to Information. From the date of this Agreement to the Closing Date, the Company shall give to Buyer and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, and upon reasonable notice, all of the assets, records, contracts and other documents relating to the Company as the other party may reasonably request. Buyer shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available.

     6.10 Monetization of the Securities. Without limiting any other restrictions contained in any Law pertaining to the Securities, from and after the date hereof, until the first anniversary of the Closing Date, with the prior written consent of Buyer (which consent shall not be unreasonably withheld), the Principal Stockholders, collectively, may sell or otherwise dispose of up to no more than 50% of the Securities. In the event such sale takes place, (a) the reasonable fees and costs associated with the establishment of a sale mechanism shall be borne by Buyer and (b) all other costs, including without limitation attorney's fees, brokerage fees and commissions or those costs or fees associated with borrowing against the position or inherent costs of exercise of the position shall be borne solely by the selling Principal Stockholders.

70   Covenants of Buyer.

     7.1 Expenses. Buyer shall pay all of the legal, accounting and other expenses incurred by Buyer in connection with the Transactions.

     7.2   Employees.

           (a)  Benefit Eligibility.  On and after the Closing Date, Buyer shall
                -------------------
allow employees of the Company to participate in any employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Buyer and its ERISA Affiliates (a "Buyer") on the same terms that apply to other similarly-situated employees of Buyer and its ERISA Affiliates. For purposes of this
Section 7.2, the term "ERISA Affiliate" shall mean any entity that with Buyer is
(i) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; (iii) a member of an affiliated service group within the meaning of

Section 414(m) of the Code; or (iv) a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

          (b)  Benefit Service Credit.  Buyer shall cause each Buyer Plan
               ----------------------
established or maintained by Buyer and its ERISA Affiliates to recognize the years of service of each Company employee with the Company, as such service is reported on Schedule 7.2, for eligibility, vesting, benefit computation, or any other purpose for which service is relevant under each such Buyer Plan, to the same extent as if such service had been rendered to Buyer; provided, however, that any defined benefit plan of Buyer or its ERISA Affiliates shall not be required to recognize such service for benefit accrual purposes.

          (c)  Welfare Benefits.  Any restrictions on coverage for pre-existing
               ----------------
conditions or requirements for evidence of insurability under the Welfare Plans of Buyer and its ERISA Affiliates shall be waived for Company employees, and such employees shall receive credit under each such Welfare Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums and similar limits applicable to them during the plan year of the Company Welfare Plan in which the Closing occurs in accordance with the corresponding Company Welfare Plan. As soon as practicable after the Closing Date, Company shall deliver to Buyer a list of the Company employees who had credited service under a Company Welfare Plan, together with each such employee's service, co-payment amounts, and deductible and out-of-pocket payments.

          (d)  Options.  Options to purchase 50,000 shares of the Buyer's Common
               -------
Stock, pursuant to the Buyer's Amended and Restated 1996 Equity Compensation Plan, as amended, will be granted to certain Ancillary Stockholders after the Closing in accordance with Schedule 7.2(d). Such options shall be subject to Buyer's four-year vesting policy and to such other conditions as Buyer and the Principal Stockholders may agree upon.

80   Mutual Covenants.

     8.1 Fulfillment of Closing Conditions. At and prior to the Closing, the parties shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, the conditions specified in Sections 9 and 10, to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in Sections 9 and 10, (c) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any of the Company Required Consents (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

     8.2 Disclosure of Certain Matters. Each Company Party on the one hand, and Buyer, on the other hand, shall give Buyer and the Company Parties, respectively, prompt notice of any event or development that occurs of which Company Party or Buyer, as the case may be, become aware, that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in Section 9 or 10 will not be satisfied prior to the Closing Date.

     8.3 Public Announcements. Upon execution and delivery hereof, Buyer shall, after consultation with the Principal Stockholders, be entitled to issue a press release announcing the same and the terms of the Transactions contemplated hereby. Thereafter, the Company Parties and Buyer shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law, none of such parties nor any other parties shall issue any such press release or make any such public statement without the consent of the other parties hereto.

     8.4 Confidentiality. If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other party or Affiliate.

     8.5 Access to Information. From the date hereof, the parties hereto shall cooperate with each other, as reasonably necessary, in the provision of information reasonably required by the parties to prepare their respective tax returns and other similar filings.

90   Conditions Precedent to Obligations of the Company Parties.

     All obligations of the Company Parties to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

     9.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

     9.2 Agreements, Conditions and Covenants. Buyer shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

     9.3 Officer's Certificate. The Company Parties shall have received a certificate of an executive officer of Buyer to the effect set forth in Sections
9.1 and 9.2 with respect to Buyer.

     9.4 Secretary's Certificate of Buyer. Buyer shall have delivered to the Company a certificate signed by the Secretary of Buyer attaching a true and correct copy of each of the following: (a) the Articles of Incorporation of Buyer certified by the Secretary of State of the Commonwealth of Pennsylvania,
(b) the Bylaws of Buyer certified by the Secretary of Buyer as in full force and effect as of the Closing Date, and (c) resolutions of the Board of Directors of Buyer authorizing the execution, deliver and performance by Buyer of this Agreement, the other Transaction Documents to which it is a party and the Transactions and the Secretary of Buyer shall certify that such resolutions have not been amended, superseded, or rescinded since their adoption, are in full force and effect as of the Closing Date, and are the only resolutions adopted by the Board of Directors of Buyer with respect to the subject matter thereof.

     9.5 Secretary's Certificate of CACI. CACI shall have delivered to the Company a certificate signed by the Secretary of CACI attaching a true and correct copy of each of the following: (a) the Certificate of Incorporation of CACI certified by the Secretary of State of the State of Delaware, (b) the Bylaws of CACI certified by the Secretary of CACI as in full force and effect as of the Closing Date, and (c) resolutions of the Board of Directors of CACI authorizing the execution, delivery and performance by CACI of this Agreement, the other Transaction Documents to which it is a party and the Transactions and the Secretary of CACI shall certify that such resolutions have not been amended, superseded, or rescind since their adoption, are in full force and effect as of the Closing Date, and are the only resolutions adopted by the Board of Directors of CACI with respect to the subject matter thereof.

     9.6 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

     9.7 Opinion of Counsel. The Principal Stockholders shall have received an opinion from counsel to Buyer, dated the Closing Date, in substantially the form of Exhibit G hereto.

10.  Conditions Precedent to Obligations of Buyer.

     All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

     10.1 Representations and Warranties. The representations and warranties of the Company Parties contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

     10.2 Agreements, Conditions and Covenants. The Company Parties shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

     10.3 Officer's Certificate. Buyer shall have received a certificate of an executive officer of the Company and of each Principal Stockholder to the effect set forth in Sections 10.1 and 10.2.

     10.4 Secretary's Certificate. The Company shall have delivered to Buyer a certificate signed by the Secretary of the Company attaching a true, correct and complete copy of each of the following: (a) the Company's Charter Documents certified by an appropriate authority in the State of Texas, (b) the Bylaws of the Company certified by the Secretary of the Company as in full force and effect as of the Closing Date, and (c) resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, and other Transaction Documents to which is its a party and the Transactions and the Secretary of the Company shall certify that such resolutions have not been amended, superseded, or rescinded since their adoption, are in full force and effect as of the Closing Date, and are the only resolutions adopted by the Board of Directors of the Company with respect to the subject matter thereof.

     10.5 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions or (b) has a reasonable likelihood of causing a Material Adverse Effect.

     10.6 Opinion of Counsel. Buyer shall have received an opinion from counsel to the Company and the Principal Stockholders, dated the Closing Date, in substantially the form of Exhibit F hereto.

     10.7 The Company Required Consents. The Company shall have obtained the Company Required Consents.

     10.8 Outstanding Debt and Payables. Buyer shall have received evidence to it satisfaction that (a) the Outstanding Indebtedness has been repaid in full in accordance with its terms without compromise, set-off or reduction; and (b) all payables of the Company to its investors and employees shall have been paid in full in accordance with their terms, without compromise, set-off or reduction.

     10.9 Employment and Pledge Agreements. Each Principal Stockholder shall have executed and delivered his respective Employment Agreement.

11.  Indemnification.

     11.1 By the Principal Stockholders. From and after the Closing Date, the Principal Stockholders, jointly and severally (provided, however, that no indemnification shall be required to be made by Stuart Thomajan under this
Section 11.1 in excess of his Pro Rata Portion of any Buyer Indemnified Party's Damages), shall indemnify and hold harmless Buyer, CACI and their successors and assigns, and their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, a "Buyer Indemnified Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Buyer Indemnified Party in connection therewith but excluding consequential or incidental damages) (collectively, "Damages") that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations, warranties, covenants or agreements of any Company Parties contained in this Agreement or any other Transaction Document, (b) any Environmental Condition existing on or before the Closing Date, and (c) any Liability of any Company Party involving Taxes due and payable by, or imposed with respect to any Company Party for any and all taxable periods ending on or prior to the Closing Date (whether or not such Taxes have been due and payable).

     11.2 By Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless the Principal Stockholders and their respective successors and assigns (each, a "Stockholder Indemnified Party") from and against any Damages that such Stockholder Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements of Buyer contained in this Agreement.

     11.3  Holders' Representative.

           (a) Walter Rogers shall act as the Principal Stockholders' representative (the "Holders' Representative") for the purpose of settling on behalf of the Principal Stockholders any indemnification claims made by a Buyer Indemnified Party hereunder, and taking any other action that is specifically delegated to the Holders' Representative hereunder. Buyer shall give notice under Section 11.4 of any claim for indemnification against the Principal Stockholders to the Principal Stockholders and the Holders' Representative, and only the Holders' Representative shall be empowered following such notice to respond to or take any other action on behalf of the Principal Stockholders with respect to the claim. The Principal Stockholders shall be bound by any and all actions taken by the Holders' Representative on their behalf in accordance with this Agreement.

          (b) Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Holders' Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Holders' Representative. Buyer shall be entitled to disregard any notices or communications given or made by the Principal Stockholders unless given or made through the Holders' Representative.

          (c) In the event of the death of the Holders' Representative or his inability to perform his functions hereunder, the Principal Stockholder or Principal Stockholders who immediately prior to the Closing owned a majority of shares of the Company's Common Stock shall choose another Holders' Representative.

          (d) The Holders' Representative shall not be liable to any Principal Stockholder or any other party for any action taken or omitted to be taken by him as Holders' Representative except in the case of willful misconduct or gross negligence. The Principal Stockholders shall jointly indemnify the Holders' Representative and hold him harmless from and against any loss, liability or expense of any nature incurred by the Holders' Representative arising out of or in connection with the administration of his duties as Holders' Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability, unless such loss, liability or expense shall be caused by the Holders' Representative's willful misconduct or gross negligence.

     11.4 Procedure for Claims.

          (a) Any Person that desires to seek indemnification under any part of this Section 11 (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible, or alleged to be responsible, for indemnification hereunder (an "Indemnitor") prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be invoked, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 20 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. For the purposes of the immediately preceding sentence, an Indemnitor's failure to give a timely Claim Response shall not be deemed an election not to dispute a Claim Notice unless the Indemnified Party shall have given a second Claim Notice after expiration of the Response Period and another 20 days after the date on which the Indemnified Party shall have given such second Claim Notice shall have expired without the Indemnitor's having given a Response Notice within such period.

           (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Claim Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 11, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor in accordance with the arbitration provisions of this Agreement. If any Indemnitor fails to pay all or part of any indemnification obligation within 60 days of the date when due, then such Indemnitor Party shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day, after such 60-day period, during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

           (c) Whenever there is an event, condition or a circumstance (a "Possible Breach"), the subject matter of which is covered by more than one of the representations and warranties contained in Section 4 or Section 5 (the "Applicable Representations") and one or more of such representations (the "Specifically Applicable Representations") more specifically relate to the subject matter of the Possible Breach, then if such Possible Breach would cause a breach of any Specifically Applicable Representations, the fact that a breach may not have occurred with respect to any of the more general Applicable Representations shall not affect an Indemnified Party's ability to claim a breach of the Specifically Applicable Representations. By way of illustration but not by way of limitation, if, for example, an inaccuracy in the Financial Statements exists with respect to Inventory that is unknown to the Company and, therefore, would not constitute a breach of Section 4.26 by virtue of the knowledge limitation in Section 4.26, a Buyer Indemnified Party would still be able to claim a breach of the representations and warranties in Section 4.5 with respect to Financial Statements and in Section 4.11 with respect to Inventory since Section 4.5 and Section 4.11 more specifically relate to the Financial Statements and Inventory.

     11.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 11 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified
                                        --------  -------
Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the
                 -----------------
entry of any judgement or enter into any settlement,except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 11.5 shall not bar an Indemnified Party's right to claim indemnification under this Section 11, except to the extent that an Indemnitor shall have been harmed by such failure.

     11.6 Indemnification Limits. The right to indemnification under this Section shall be subject to the following limitations:

           (a) No indemnification shall be payable with respect to claims arising under Sections 11.1 or 11.2 unless and until the aggregate amount of all Damages sustained by an Indemnified Party exceeds $50,000 (the "Indemnification Threshold"), whereupon indemnification by the Indemnitor shall be payable for all Damages back to the first dollar. Notwithstanding anything to the contrary in this Section 11.6(a), any claims arising in connection with (i) Section 11.1 with respect to breaches of the representations and warranties contained in
Section 4.4 or (ii) that certain UCC-1 Financing Statement #99-040752, filed on March 1, 1999 with the State of Texas Secretary of State, including the failure to obtain release thereof in a timely manner, shall not be subject to the Indemnification Threshold.

           (b) The aggregate liability of either party for all claims for indemnification under this Section 11 with respect to breaches of or inaccuracies in the representations and warranties contained in this Agreement shall not exceed $4,000,000.

           (c) Notwithstanding the foregoing, nothing herein shall limit a party's liability for an intentional misrepresentation contained herein.

     11.7 Survival of Representations, Warranties, Covenants and Obligations. The representations and warranties given or made by each party to this Agreement, or in any certificate or other writing furnished in connection herewith, shall survive the Closing for a period of two years after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, (b) all representations and warranties with respect to environmental matters shall survive the Closing for a period of six years after the Closing Date, and (c) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted prior to the expiration of such representation or warranty shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing.

12.  Termination.

     12.1 Grounds for Termination. This Agreement may be terminated at any time before the Effective Time:

           (a) By written consent of the Company, the Principal Stockholders and Buyer;

           (b) By the Company, the Principal Stockholders or Buyer if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section
--------  -------
12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

           (c) By the Company, the Principal Stockholders or Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

           (c) By Buyer, if any Company Party shall have breached, or failed to comply with, any of its or his obligations under this Agreement or any representation or warranty made by any Company Party shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by Buyer hereunder;

           (d) By any Company Party, if Buyer shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the Principal Stockholders hereunder.

     12.2  Effect of Termination. If this Agreement is terminated pursuant to
Section 12.1, the agreements contained in Section 8.4 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

13. Right of First Refusal on Resale of the Business . After the date hereof, if Buyer elects to sell or otherwise transfer for consideration (excluding any change of control of Buyer or assignment by Buyer to an Affiliate) the Business, substantially as it exists on the date hereof, then Buyer shall provide Walter Rogers with reasonable prior notice of such intentions. Walter Rogers shall have seven business days from the actual receipt of such notice to respond. If Walter Rogers fails to respond within seven business days of such notice, expressing interest in repurchasing the Business, then Walter Rogers shall be deemed to have waived any repurchase option hereunder with respect to the Business. If Walter Rogers responds within the allotted time period and expresses interest in repurchasing the Business, then Buyer and Walter Rogers shall negotiate in good faith (for a period not longer than two weeks) an agreement providing for the repurchase of the Business by Walter Rogers. In the event, however, that the parties are unable to reach an agreement within such two week time frame, Buyer shall be free to solicit offers with respect to sale of the Business from third-parties. In the event that Buyer is prepared to accept a bona fide offer for the purchase of the Business from any such third party, Buyer shall so notify Walter Rogers, including in such notification the material terms and conditions of the proposed sale. Walter Rogers shall have ten business days from the actual receipt of such notice to respond with an offer to match such bona fide third-party offer. If Walter Rogers fails to respond with ten days business of such notice expressing intent to match such bona fide third-party offer, then Walter Rogers shall be deemed to have waived any repurchase option hereunder with respect to the Business.

     Walter Rogers shall have 60 business days from the date he expresses any intent to repurchase the Business within which to consummate the repurchase thereof. In the event that the repurchase is not consummated within such time frame, Walter Rogers shall be deemed to have waived any repurchase option hereunder with respect to the Business.

14.  General Matters.

     14.1  Arbitration.

           (a) All disputes concerning this Agreement shall be decided by arbitration in accordance with the commercial rules and regulations of the American Arbitration Association (except to the extent such rules and regulations are inconsistent with the provisions of this Section).

           (b) If the parties agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties do not so agree, the parties shall each select one independent, qualified arbitrator. For this purpose, all parties whose interest in the matter being arbitrated are substantially identical shall be treated as a single party entitled to select one arbitrator. If an even number of arbitrators is selected, such arbitrators shall select an additional arbitrator.

           (c) Each party reserves the right to object to any individual arbitrator who is employed by or affiliated with an organization that competes with such party.

           (d) The parties shall have the right to conduct discovery as specified for up to three months. Such discovery shall include the right to take depositions and subpoena witnesses.

           (e) At the request of any party, arbitration proceedings shall be conducted in the utmost secrecy. In such case, all documents, testimony, and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of the parties and their respective attorneys and experts who have agreed in advance in writing to receive and maintain all such information in confidence until such information becomes generally known.

           (f) The arbitrators shall act by majority vote. The arbitrators shall issue a written opinion of their findings of fact and their conclusions of law at the request and at the expense of either party.

           (g) The arbitrators shall be able to decree any and all relief of an equitable nature, including without limitation such relief as a temporary restraining order and a preliminary or permanent injunction, and shall also be able to award damages, with or without an accounting, and costs, except that the prevailing party shall be entitled to its reasonable attorneys' fees. The decree or judgment of an award rendered by the arbitrators shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

           (h) Reasonable notice of the time and place of arbitration shall be given to all persons as required by law. Such persons and their authorized representatives shall have the right to attend or participate in all the arbitration hearings in such manner as the law requires.

     14.2 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters, including but not limited to that certain Letter Agreement dated June 23, 1999 by and among the Company, Buyer and the Principal Stockholders.

     14.3 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement, other than a provision which provides for the payment of any portion of the Transaction Consideration, shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any Person other than the Company Parties and Buyer and their respective heirs, legal representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     14.4 Further Assurances. At and after the Closing, the Company Parties and Buyer shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

     14.5 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders,
(c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

     14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     14.7 Schedules. Any items listed or described on Schedules shall be listed or described under a caption that identifies the Sections of this Agreement to which the item relates.

15.  Remedies.

     The indemnification rights under Section 11 are the sole and exclusive rights and remedies of the parties for damages for any misrepresentation or breach of warranty but shall in no way affect, prejudice or impair the rights of any party hereto to seek specific performance, rescission or restitution for failures to fulfill any agreement or covenant hereunder.

16.  Notices.

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

     All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other national overnight delivery service. Unless expressly stated otherwise herein, any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other parties hereto:

     If to the Principal Stockholders:

          c/o 1111 North Loop West, Suite 200
          Houston, TX  77008
          Attn:  Stuart Thomajan
          Facsimile: 713-520-7994

     with a required copy to:

          Winstead Sechrest & Minick P.C.
          2400 Bank One Center
          910 Travis Street
          Houston, TX 77002-5895
          Attn: Arthur S. Berner, Esq.
          Facsimile: 713-650-2400

     If to the Company, CACI or Buyer:

          c/o VerticalNet, Inc.
          2 Walnut Grove Drive, Suite 150
          Horsham, PA  19044
          Attn:  Mr. Gene S. Godick
          Facsimile: 215-443-3336

     with a required copy to:

          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA  19103-2921
          Attn: James W. McKenzie, Jr., Esq.
          Facsimile: 215-963-5299

17.  Governing Law.

     This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its provisions concerning conflict of laws.

                       (signatures follow on next page)

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by the parties hereto as of the day and year first written above.


CERTISOURCE, INC.                           CERTISOURCE ACQUISITION CO., INC.


By:__________________________               By:______________________________
Name:  Walter Rogers                        Name:  Gene S. Godick
Title: President                            Title: President


_____________________________               VERTICALNET, INC.
Walter Rogers

                                            By:_______________________________
                                            Name:  Gene S. Godick
                                            Title: Chief Financial Officer
______________________________
Richard Talaber



______________________________
Stuart Thomajan

                                       44